2024 Letter to Shareholders | Page 1 Dear Shareholder, On New Year’s Eve 2024, I was snow skiing in Jackson Hole, Wyoming, with friends. For the last run of the year, we decided to take the aerial tram to the very top of the mountain and end the year in style. If you have ever skied at Jackson Hole Mountain Resort, and if you specifically have taken the tram known as “Big Red,” you know it is not for the faint of heart. They jam exactly 100 people elbow to elbow into a cable car and take you straight up 4,139 vertical feet to the highest peak, called Rendezvous Mountain, in approximately nine minutes. During that high-speed nine minutes, the tram is swaying, and they are cranking out extremely loud rock tunes to pump up your adrenaline—all the while warning passengers that the ski runs at the top are for experts only, there are only black diamond ski runs available and if you have any doubts, you should stay on the tram and ride it back down. When you step off Big Red, you can feel the temperature has dropped by 10 degrees from the bottom (from cold to freezing), the wind is howling at 30 miles per hour, the snow is blinding and you can’t see more than 20 feet down the mountain; you know it is pretty much a straight vertical drop, yet everyone is cheering and excited as they “drop in,” or start their descent. As I clamped my boots into my skis, lowered my goggles and turned up the U2 song playing in my ears while looking into the abyss, I started thinking about this letter to the shareholders. (I am 100 percent serious; and yes, I know I am a total nerd; and no, there is no such thing as work-life balance—there is only balance.) How would I describe 2024? A year filled with ups and downs but with the excitement of being at the pinnacle of something awesome yet accompanied by the mix of anxiety and enthusiasm for the future. One of my thrill-seeking friends leaned over to me and said, “There is only one way off this mountaintop now,” and screamed as she dropped in. That, in a nutshell, is business in today’s rapidly changing landscape. Massive political temperature shifts, a hard-to-determine rate environment, unbelievable pace of technology advancements with machine learning and artificial intelligence (AI) affecting many aspects of daily work life, a new White House administration, a new Congress, new rules, hopefully continued lower corporate taxes and less regulations. Taking all those changes into account, you rely upon your people—their skills, strengths and collective experience. You trust your team and strategically take risks when the odds are in your favor. At Nelnet, we believe we have positioned ourselves with all the right tools for future success: great products and services, a focus on the customer, incredibly talented people who run and operate our businesses, a healthy cash position to be opportunistic and to weather almost any brewing storm and a long-term view of the world. So, let’s point the skis downhill and drop in… 2024 was a record year for Nelnet Business Services (NBS), one of the three major businesses in Nelnet's portfolio. It was also a re-investment year for the future of Nelnet Diversified Services (NDS) and a consolidation and alignment year in Nelnet Financial Services (NFS). I would describe it as a mixed bag of various levels of success and truly what we would expect from a diversified portfolio of businesses. The result has been an impressive amount of cash generated from operating activities ($663 million in 2024 alone) as well as new products and services that we keep spinning out of our existing businesses. We made $184 million, or $5.02 per share, in GAAP earnings (Generally Accepted Accounting Principles), up from $90 million, or $2.40 per share in 2023. We believe our balance sheet has become even more resilient with $3.3 billion in equity, equating to a total equity-to-assets ratio of 23.9 percent and a total equity-to-tangible-assets ratio of 22.9 percent. If you follow Nelnet, you know we have maintained a very strong balance sheet for organic growth, opportunistic acquisitions and financial stability. February 27, 2025

Nelnet's Corporate Performance (Annual Percentage Change)				
	Nelnet Per Share Book Value With Dividends Included	Nelnet Per Share Market Value With Dividends Included	S&P 500 With Dividends Included	Net Income Reinvested[1] (in millions)
2004	49.2%	20.2%	10.9%	$149
2005	41.5%	51.1%	4.9%	$181
2006	6.3%	(32.7%)	15.8%	$6
2007	(1.6%)	(52.5%)	5.5%	($63)
2008	6.6%	13.3%	(37.0%)	$24
2009	21.0%	20.7%	26.5%	$135
2010	23.7%	41.6%	15.1%	$115
2011	22.6%	4.9%	2.1%	$160
2012	16.7%	27.5%	16.0%	$89
2013	26.1%	42.8%	32.4%	$271
2014	21.1%	10.9%	13.7%	$273
2015	16.0%	(26.6%)	1.4%	$153
2016	15.4%	52.7%	12.0%	$166
2017	8.8%	9.1%	21.8%	$80
2018	9.9%	(3.2%)	(4.4%)	$156
2019	6.2%	12.7%	31.5%	$72
2020	15.6%	23.7%	18.4%	$247
2021	14.5%	38.4%	28.7%	$295
2022	12.0%	(6.1%)	(18.1%)	$273
2023	3.4%	(1.6%)	26.3%	$22
2024	6.4%	22.3%	25.0%	$60
CAGR/Total	**15.7%**	**9.0%**	**10.4%**	**$2,864**

Small actions can have significant long-term ripple effects. Similar to casting a stone into a pond, each of our businesses within Nelnet began with a single idea, a single product, a single client, and a risk taken. A problem was identified, and a business solution was created. Each idea is like a single stone cast in the combined form of vision, mission, purpose, capital, the right people, great products and services, proper motivators and hard work. From those cast stones, ripples began spreading the moment they touched the water. The first "stone" thrown was merely a pebble in the amount of equity invested to originate government guaranteed student loans and to fund them in the capital markets. The ripples from this first pebble have now grown into NFS. The net cash flow created by NFS life-to-date is more than $4 billion and has cascaded into an ever-expanding suite of new business products and services. It has been awesome to watch. We now own a bank, consumer loans, private student loans, government-guaranteed loans and commercial and multi-family real estate; underwrite reinsurance; and hold student loan asset-backed securities for ourselves and third parties (Whitetail Rock). One pebble, creating many ripples that continuously flow.

The next stone cast was an investment in loan servicing. NDS was founded on a simple idea and a relatively small amount of capital, marking the beginning of our loan servicing business. We would service the loans we owned to mitigate the default risk in the loan portfolio. We are now the largest student loan servicer on the planet. We have diversified from strictly Federal Family Education Loan Program (FFELP) loans to Direct loans, private loans and consumer loans as well as business process outsourcing (BPO). We currently service $532 billion for 15.8 million consumers funded by banks, finance companies and government agencies. In 2024 and the beginning of this year, we brought on some of the biggest portfolios in the industry including Discover and SoFi. Since our loan servicing business was folded into Nelnet in 2000, we have generated $7.6 billion in revenue and $911 million in net income. One more stone, many more ripples.

[1]We believe well-managed companies do not distribute to the shareholders all their earnings. Instead, they retain a part of their earnings and reinvest the capital to grow the business. Since going public in late 2003, the company has recognized $4.3 billion in cumulative net income and, of that amount, has reinvested $2.9 billion – or 67 percent of our earnings over time – back into the business.

2024 Letter to Shareholders | Page 2

2024 Letter to Shareholders | Page 3 The third stone cast was the acquisition of our education technology services and payments division. NBS started out with an identified customer need: automating parent payments for a single Catholic school in Grand Island, Neb., and operating under the brand name “FACTS,” an acronym for Fast Automated Cash Transfer Service. If you follow the ripples from this stone today, at the risk of sounding repetitive in this letter like the classic movie “Groundhog Day,” once again NBS had a record year in 2024 with $517 million in gross revenue, $344 million in net revenue and $90 million in net income. Since being folded into Nelnet in 2005, NBS has created $2.7 billion in net revenue and $554 million in net income. In 2024 alone, we processed in excess of $50 billion in payments through our systems for nearly 1,000 colleges and universities and nearly 12,000 K–12 private schools in the United States and 675 schools in 69 countries internationally. One more stone, vast ripples ever-expanding. Our fourth stone cast was more recent in our investment in renewable energy, primarily through solar tax-equity financings and then in community and commercial solar construction. The tax-equity investments have created a series of ripples that we believe will generate attractive equity returns. However, it’s important to note that not all the stones we cast meet our expectations. The stone for our solar construction business, for example, hit the water without so much as a splash and quickly sank to the bottom of the pond—a notable swing and a miss as described in last year’s letter. At Nelnet, we’ve had a long- standing adage since our early days: “A dead fish does not smell better with age.” Staying true to our core value of open and honest communication, we will always provide updates on any mistakes we’ve made as well as the actions we’ve taken to quickly correct them. We have cast a couple more big stones in the form of strategic relationships with Hudl and ALLO. Both are doing extremely well, creating waves with all types of new products and services—reaching out into new markets. Both have created a significant amount of value, which we do not believe is truly represented in the market value of Nelnet. Below, I provide a detailed overview of the highs and lows for each of Nelnet’s business segments in 2024 and elaborate on the specific performance of our large Hudl and ALLO investments. Additionally, Executive Chairman of the Board Mike Dunlap offers his insight into Nelnet’s 2024 performance throughout the letter. Let’s make another turn of our skis down the mountain and head into my detailed review of the past year by business line. // Nelnet Financial Services We continue to mature and grow our financial services business outside of our legacy FFELP portfolio. 2024 saw dramatic volatility in prepayments on our FFELP portfolio; and although prepayments have slowed, there always remains political uncertainty in what we can expect going forward. Regardless, we continue to seek out and find strong holdings to be funded in and outside of our bank. In addition, we will continue to maximize the opportunity in FFELP as it reaches its end of life. Accordingly, we continue to strategically diversify our assets; although, you may have noticed this year that we recorded a significant allowance (and related provision expense) on our beneficial interest portfolio. Given the size of the provision expense recorded in 2024, I wanted to provide some color on the historical and forecasted returns of our non-student (consumer) loan beneficial interests. We made our first consumer loan purchases in 2017 via a partnership with private credit and have continued to grow our expertise ever since. In general, these loan purchases can be found in the beneficial interest portfolio on our balance sheet as we seek out term financing options for our loan purchases. Historically, term financing has occurred by contributing assets to the originator’s securitization shelf. We currently hold a stake in over 30 consumer deals representing almost $1.2 billion of loans. We have funded $363 million, received $264 million and currently forecast $198 million in future cash flows. Across the portfolio, we forecast an overall pre-tax internal rate of return (IRR) in the mid-teens. In addition, when we redeemed our FFELP GCO2 securitization prior to maturity, for book accounting purposes, we had a non-cash charge related to unamortized costs; however, we freed up approximately $50 million in trapped equity, allowing us to refinance the student loans stuck in the trust more efficiently. We plan on continuing the growth of our loan book via the replacement of our legacy FFELP portfolio on the Nelnet, Inc., balance sheet and the expansion of the bank.

Nelnet Bank continues to provide Nelnet with an opportunity to be a truly unique financial services company with our origination, payments, banking, servicing and acquisition capabilities. In 2024, we had a mix of success and tuition paid for lessons learned. Nelnet Bank absorbed all costs in 2024 compared to the three-year de novo period when Nelnet supplemented the operation. In addition, the consumer loan assumptions at Nelnet Bank were overly optimistic. We saw growth in our partnership with Buildertrend that officially launched in the home improvement space. On the other hand, we exited an origination relationship in consumer loans that did not meet performance targets. We successfully acquired multiple private student loan portfolios at attractive terms, growing our private student loan portfolio by around 30 percent inclusive of organic and inorganic originations. And lastly, we launched additional deposit programs that we believe will help us achieve our deposit goals that build upon our unique affiliate deposits in place today.

> ***Mike's Notes***
>
> Executive Chairman of the Board
>
> The NFS team is doing a remarkable job diversifying the business and taking advantage of opportunistic situations.

We continue to see strong performance in our reinsurance strategy. Our team has done a nice job selecting strong partners and has entered treaties that we believe provide contractual protections against some of the larger concentrations of natural catastrophe risks we have seen over the past year. During 2024, our reinsurance portfolio was weighted to property, in which underwriting gains are realized in a relatively brief period compared to casualty risks. We continue to have confidence in our expectations for the casualty portion of our book but recognize the forward-looking uncertainty inherent to insurance. We will continue to opportunistically consider reinsurance prospects that provide what we think is an accretive risk and return profile.

Our real estate team continues to find opportunities to grow our real estate portfolio. We have taken a majority limited partner position, which means we have influence and protective rights over items such as annual budget and buy/sell/refinance decisions. We partner with groups that have either asset or geographical expertise and allow them to run day-to-day operations. We are targeting net returns in the mid- to high-teens on an annual percentage basis and typically hold for three to seven years. However, we have no requirement to sell should a longer-term hold be more prudent. The current portfolio has approximately 45 separate developments with total equity of approximately $175 million.

Whitetail Rock continues to provide a successful investment advisory service with total assets under management of over $3 billion. In addition, we have a significant bond portfolio, where we have some of our underinvested equity that we manage first for liquidity and second for excess yield where we have a competitive or strategic advantage.

Below is a summary of NFS's net income (in millions):

	2024	2023
Portfolio (referred to as Asset Generation and Management)	$57.2	$61.3
Nelnet Bank	($1.4)	($0.2)
Nelnet Insurance Services	$8.6	$3.1
Real Estate	($2.5)	$0
Whitetail Rock Capital Management	$3.7	$4.3
Bond Portfolio / Notes Receivable	$32.2	$30.8
Total NFS	**$97.8**	**$99.3**

2024 Letter to Shareholders | Page 4

2024 Letter to Shareholders | Page 5 // Nelnet Diversified Services There is never a dull moment in student loan servicing, especially as it relates to our contract with the federal government. This year was no exception. During the Biden administration’s final year, they threw every ounce of remaining caution to the wind and went full force to discharge as many categories of loans as possible using their interpretation of existing authorities including income contingent repayment authority, borrower defense to repayment and even another attempt at broad forgiveness. Unsurprisingly, Republican-led states challenged the legality of many of the administration’s forgiveness actions, with court rulings leading to repayment starts and stops that will likely continue into next year. We also endured the ending of the near-constant volatility of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) forbearance. The chaos and confusion sowed by the use of executive action, followed by legal challenges and court rulings, have left millions of borrowers and constituents confused, befuddled and angry. For example, the Biden administration’s Saving on a Valuable Education (SAVE) Plan was stalled, placing millions into forbearance, and remains in limbo until Congress or the new administration takes action to repeal it fully. And with Congress unable to pass a full-year funding bill for the fiscal year that would have started in October 2024, we await the fate of contract funding, which will likely require us to remain nimble. At the same time, our legacy servicing contract with the Department of Education came to an end and we went live under the new Unified Servicing and Data Solution (USDS) servicing contract in April. This contract came with a host of new requirements, technology advancements, service metrics and a decrease in revenue per borrower compared with the legacy contract. This required us to make some large technology investments and personnel restructuring, resulting in what I would describe as a retrench and retooling year to benefit the future. The decrease in revenue per borrower and the investments and restructuring changes (mainly as we retired old systems) dropped the earnings in the division down to $31 million from $59 million in 2023. It will take us some time to rebuild some of those earnings in the business. We plan to get there through growth in the consumer and private loan servicing portion of the business and through efficiencies gained through technology advancements driven by artificial intelligence. // Nelnet Business Services 2024 was a milestone year for Nelnet Business Services, marked by meaningful impacts and exceptional achievements. The financial performance in NBS in 2024 was nothing short of outstanding, achieving record milestones including processing over $50 billion in payments through our systems and generating over half a billion in gross revenue for the first time and $90 million in net income. At our core, we remained focused on our mission of “making educational dreams possible through service and technology.” Through spreading ripples with a robust offering of products and services—serving pre-kindergarten through graduate school—we empowered millions of students and staff. We helped millions of students afford an education that will change their lives. M ik e's N o te s The NDS leaders are the most resilient, toughest management team I have ever seen run our servicing business. They face whatever the world throws at them with a smile and can-do attitude. I get asked a lot why we like this highly erratic business. We have been in this business for 46 years and have been able to navigate through many different political ideologies, which makes us the most experienced and largest servicer of student loans in the world. We leverage our expertise in FFELP, government, private student loans and consumer loans to grow our servicing and financing of assets. There are thousands of new companies being started in artificial intelligence. We don’t have that competitive problem, but we do have the opportunity to apply AI to our business processes to provide a higher level of quality, convenience and efficiency, which we are doing aggressively.

2024 Letter to Shareholders | Page 6 We also further expanded the reach of our FACTS brand to elevate education opportunities in new industries, helping to facilitate continued learning and development for businesses and faith communities. Through our Nelnet Campus Commerce products, we continued to strengthen our commitment to higher education through the retention of key customers and the introduction of an online community to enhance connections with and among higher education professionals. Even in the midst of changes, our associates remained focused on delivering an outstanding experience for the institutions and organizations we serve. This customer focus, paired with our ongoing investment in the functionality and security of our technology solutions, has enabled us to consistently earn top- tier Net Promoter Scores, ranging from 75 to 84 across our core markets, while maintaining industry-leading client retention rates exceeding 97 percent. Like many technology companies, NBS is harnessing the power of AI to enhance our products and customer service. We believe AI will enhance personalized learning experiences for students and drive operational efficiencies that empower our customers to focus on what matters most—educating their students and staff. We are confident that our financial strength, tossing new rocks in the form of investment in our technologies and commitment to service will enable NBS to continue to create a ripple of impact by making educational dreams come true for people around the world. // ALLO Once again, ALLO saw record growth in customers and fiber passings (locations where fiber is available but not yet connected) in 2024. Almost 30,000 customers (25 percent growth) and 189,000 passings (43 percent growth) were added. With the rapid growth, ALLO's safety culture remained very strong as did the organization's core values—exceptional, local, hassle-free and honest. ALLO’s regional expansion (rippling out into almost 50 markets) with an owned-franchise model made 2024 the lowest controllable churn experienced across each of its revenue streams—business/governmental and consumer. We believe demand for high-quality internet complemented by a full product set of cyber, voice and entertainment services provided the engine to achieve 50 percent market share across our first 316,000 passings. In this cohort, our market share is still growing at 5 percent per year. As total passings are now more than 626,000, we expect the opportunity to increase revenues through market share and wallet share is meaningful. The cash flows from these mature markets have enabled ALLO to complete two asset-backed securitizations, making meaningful progress to a self-funded state. As the attractive non-fiber markets are decreasing rapidly, ALLO expects construction and capital expenditures will trend downward over the next few years. The operational scale and customer service excellence of ALLO will be even more valuable in the future as cash flows increase. Nelnet continues to work with ALLO and SDC, a digital infrastructure investor and ALLO member, to explore various funding and capital options to support ALLO’s growth. As we start 2025, our 10th year as an ALLO owner, we have accomplished most of our goals with ALLO including creating value, serving ALLO's communities with incredible products and services and providing an outstanding working environment for their team. In fact, run-rate revenue increased from $15 million in 2015 to more than $200 million at the end of 2024. The opportunities in the future are vast including acquisitions, some regional expansion and continuing to increase market share and cash flow across ALLO’s existing markets. Headwinds include the ever-changing video segment, expected competition from fixed wireless and the threat of cybersecurity issues to ALLO and its customers. While cyber protection is becoming a meaningful revenue source, the technology continues to evolve. M ik e's N o te s 2024 had a number of one-time earnings opportunities (Covid education money) and a lot of wind at our back that we do not anticipate will be there in 2025. However, you can see what a great business the NBS team has built over the last two decades since we acquired FACTS Management Co., with $20 million in revenue and $5 million in EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) in 2005.

2024 Letter to Shareholders | Page 7 // Hudl As a reminder to our shareholders, we have preferred equity ownership interests of approximately 22 percent in Hudl, a vertical market software-as-a-service company that powers the most important workflows in sports. The company serves the entire sports ecosystem—coaches, administrators, analysts, athletes, recruiters, fans, parents and brands—at every level of play. Hudl is the industry-standard solution, like Procore is for construction management, AppFolio is for property management or Shopify is for e-commerce. Almost 19 years ago, Hudl threw its first rock into the sports technology pond—a video analysis platform developed by three recent University of Nebraska-Lincoln graduates. Their initial splash began with the Huskers college football team, but the ripples quickly expanded when former head coach Bill Callahan took the solution to the New York Jets the following season. What started as a collegiate and professional tool began making waves in the high school market. Hudl realized the impact it could have on these customers and launched an end-to-end solution for high school American football teams. As Hudl’s customer base in football grew to over 90 percent market share, they were able to drop other rocks in the pond—providing tools for new workflows and new sports. This rippled out to launching school-wide Athletic Department Packages and a solution focused on club sports. This success in high school also led to Hudl re-entering the college and professional sports market (or “Elite,” as Hudl terms it). In 2015, they dropped their biggest rock to date with the acquisition of Sportstec, a public company based in Australia. Additional acquisitions and research and development investments added more rocks that continued to ripple out into the Elite market, growing the business unit to match the size of Hudl’s high school and club sports business (or “Competitive,” as Hudl terms it). Looking ahead, Hudl is continuing to benefit from those ripple effects. In 2024, the company acquired Statsbomb, combining their advanced soccer and football analytics, visualizations and tracking data with Hudl and Wyscout’s databases of video. They were also able to expand their offerings to include high school content. Meanwhile, both the Hudl streaming service (Hudl TV) and ticketing solution continue to grow at impressive rates. More than 10,000 organizations streamed games or ticketed their events through Hudl last year. Hudl also launched new tools to help teams and clubs better manage communication and scheduling with parents and athletes. They plan to expand this to handle even more use cases over the next couple of years. As anyone who has children playing club sports can relate to, keeping track of games and practices, managing tickets, sharing locations and everything else that goes with being your child’s “agent” is a clunky process that involves a lot of different apps and a lot of confusion. Hudl sees a big opportunity to improve that workflow. The ripples that have spread from their video and data products grow bigger with the Hudl’s hardware ecosystem. Their network of connected cameras and wearables work together to make gathering the data and video that teams need frictionless. This will continue to ripple out and feed the Hudl’s library of content, automate the live streaming process for administrators and make sure that every athlete can get noticed. Hudl has now grown to serve more than 300,000 teams across more than 40 sports in 180 countries including serving content to more than 85 million parents and fans. We continue to be incredibly bullish on Hudl and the company’s ability to both grow within the markets it serves and to expand its total addressable market through new solutions, platform extensions and continued merger and acquisition activities. Hudl may very well be one of Nelnet’s most profound stones cast to date. The ripple effect of the ALLO brand continues to be very strong, and we expect ALLO to again achieve record customer growth and profitability metrics.

Capital Deployment by Year (in millions)											
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	Total
FFELP loan/residual acquisitions, net of financing	$140	-	-	$105	$71	$141	$39	$49	-	-	$545
Private and consumer loan/residual acquisitions, net of financing	$173	$61	$75	$188	$61	$71	$143	$269	$501	$444	$1,986
Business acquisitions	-	-	-	$153	-	$30	-	$34	-	-	$217
ALLO acquisition, capital expenditures, and equity	$47	$39	$115	$87	$45	$48	-	$48	$8	$53	$490
Other capital expenditures (non-ALLO)	$17	$29	$41	$38	$48	$65	$59	$59	$74	$21	$451
Nelnet Bank	-	-	-	-	-	$100	-	$30	$5	$37	$172
Hudl	$41	-	$10	-	-	$26	$5	-	$32	$3	$117
Other investments (including ABS/real estate/solar, net)	$53	$22	$19	$67	$103	$396	$726	$667	($171)	$424	$2,306
Debt repurchases	$42	$77	$181	$13	-	$26	$407	$67	$5	$8	$826
Stock repurchases	$96	$69	$69	$45	$40	$73	$58	$98	$28	$83	$659
Dividends	$19	$21	$24	$27	$29	$32	$34	$37	$39	$41	$303
	$628	**$318**	**$534**	**$723**	**$397**	**$1,008**	**$1,471**	**$1,358**	**$521**	**$1,114**	**$8,072**

// A Message from Executive Chairman of the Board, Mike Dunlap

Our goal is for each Nelnet shareholder to record a gain or loss in market value proportional to the gain or loss in per-share fundamental (intrinsic) value recorded by the company. To achieve this goal, we strive to maintain a one-to-one relationship between the company's fundamental value and market. As that implies, we would rather see Nelnet's stock price at a fair level than at an artificial level. Our fair value approach may not be preferred by all investors, but we believe it aligns with Nelnet's long-term approach to both our business model and market value. However, from time to time Mrs./Mr. Market can be irrational and will materially overvalue or undervalue the investments they currently love or hate. Short term Mrs./Mr. Market is a voting machine, long-term the market is a weighing machine.

Nelnet Renewable Energy (NRE)

If I were to rank my favorite pies, the order would be simple: apple, cherry and then pumpkin. One pie I could do without, however, is humble pie. Unfortunately, for the second year running, that's exactly what I'm eating—humble pie that tastes like the overcooked Brussels sprouts and canned asparagus my mom served me as a child (long before chefs made Brussels sprouts delicious).

NRE, our solar construction business, has once again drained resources. After $34 million in net losses (excluding losses attributed to our minority partners) which includes $21 million ($16 million after tax) in goodwill and intangible assets write-offs in 2023, I optimistically thought the worst was behind us. But 2024 presented continued challenges including shutting down the residential side of the business, inventory write-downs, construction issues, bad estimates and inflation, amounting to an additional $26 million in net losses. Venturing beyond your circle of competence rarely ends well.

However, we've built a strong team, with a new chief financial officer, chief operating officer and chief executive officer, who now have 15 months of experience in those roles (compared to less than three months at this time last year). The team's focus on operational excellence and sound planning in 2024 is already starting to reap benefits as newer projects are being completed substantially on time and on budget with improved safety, quality and efficiency.

2024 Letter to Shareholders | Page 8

2024 Letter to Shareholders | Page 9 Jay Dunlap, Former President and Chief Executive Officer of Union Bank and Trust I was lucky to have the opportunity to work with my dad, Jay Dunlap, over the last 42 years; he died in January 2025 at the age of 94. I learned a lot of lessons on how to run a successful business, risk and return, the value of having a positive attitude, survival and some lessons on what not to do. (He was terrifying with a chainsaw and a car; we all learned how not to drive the way he drove.) He lived through the Great Depression, World War II, served in the Navy during the Korean War, witnessed a presidential resignation and experienced countless other calamities. Consequently, when it came to the state of the world and politics, he always remarked that people often believe the sky is falling; however, things are always better than people think they are, and the sun will come up tomorrow. Nelnet’s core values of customer first, create a great working environment for associates, diversify your income streams, open communication and give back to the community came straight from him. After working in banking for approximately 60 years, here is a list of his key insights on how to run a financial business: 1. Always put the customer first and keep in balance the needs of the customer, the associate, the community and the stockholder. 2. Remember in finance the risk lies in the lending portfolio. 3. Manage the bank like you are watching a pot that is boiling. If the pot boils over in some area, pay attention to that area. Otherwise, let the division heads run their division as they see fit. Manage division heads by their results. 4. Be a “servant leader.” You are here as much to serve as you are to lead. 5. Be willing to make the tough decision. Any decision is better than no decision. Even if you make a poor decision, you can correct your course of action; but indecision gets you nowhere. 6. We are a bottom-line-driven company; we are in business to make money, and we do not apologize for that fact. A healthy growing company that is profitable is the best way to protect the people that you work with. 7. Give back to the community because you want to and because it is the right thing to do, not because you feel obligated to give back. 8. If it isn’t ethical, don’t do it, no matter how many of your peers maybe doing it. 9. If you are making a deal, make it a win/win, not a win/lose. That will ensure that everyone will feel like they were treated fairly. 10. Listen to your gut instinct; it is usually correct. If something about a loan doesn’t smell right, then don’t approve the loan. 11. Integrity and trust must never be compromised; once lost, they are never regained. 12. Always look to the future and try to anticipate what is coming. 13. In times of adversity there is great opportunity; that opportunity must be seized quickly before the window of opportunity closes. 14. Show people you care. 15. Be open and show associates any financial information they want to see. 16. Diversify, diversify, diversify. The more diverse your revenue stream, the stronger your company will be. 17. He who holds the gold rules. The owner has the final say on any major decisions. 18. Never bet the bank. You can make a lot of wrong decisions as long as you do not make a decision that is so large it can bring your company down. Keep the size of your decision relative to the size of your organization. 19. The first loss is your least loss. In other words, when you have a problem loan, don’t hold on with the expectation you will collect more if you wait. Get on top of the loan, get it out of the bank, and take your loss. 20. Bad loans are made in good times. 21. Every decision is a people decision. Absolutely everything comes down to people. 22. Nobody is irreplaceable, including you. 23. Have fun at work. Don’t take everything too seriously; life is to be enjoyed. 24. Keep your priorities straight—God, family, friends and work—in that order. 25. It is never as good as you think in good times and never as bad as you think in bad times.

2024 Letter to Shareholders | Page 10 My brother-in-law and his brothers are farmers. After their crops got completely destroyed by hail one year, my dad told them, “All days are good, some are better than others.” He always had a positive outlook no matter the economic, political or personal environment. When he had chemo for colon cancer, he described it like going to the spa: they give you a warm blanket, you can listen to music or watch TV—very relaxing, no complaints. When I was 10, my sister Suzie died of cancer, and my dad said, "Yes, we will grieve, but life is for the living, and we all need to live a joy-filled life.” During the depths of the financial crisis, Jeff and I went to see my dad with our heads hanging low. He said, “Business is a game; lift your heads up, get back in there and compete.“ As the ripples Jeff describes continue into the future, we will work hard to create memories and have fun while focusing on our customers, creating an awesome work environment for our associates, diversifying, communicating openly and giving back to our communities while keeping in balance the customer, associate, community and shareholder to create long-term returns for all of our stakeholders. My dad will be missed. A large moat still exists around most of our core businesses, and I would argue that the moat is ever expanding as we stick to our core values and grow these businesses with a long-term horizon. We are sitting on a relatively large amount of liquid capital. Think of us holding a handful of different-sized stones and pebbles that we intend to throw into the business pond. We will be making small bets, medium-sized bets and potentially some bigger bets. We make those bets when we believe we have a great idea, product or service; a real competitive advantage; and the odds of success are in our favor. We anticipate the biggest bet for 2025 is our approach to consumer lending within NFS. Look to see us originating more assets and acquiring more assets in various consumer classes. This allows us to utilize the bank as the originator with a low cost of capital, along with Nelnet’s balance sheet and NDS as the servicer. My analogy: If we cast three stones into the pond at once and watch all of the ripples cross over each other, they will compound to the benefit of our shareholders. We acknowledge that some of these stone tosses will not work out, and when that happens, we will take quick action, appropriately manage any dead fish and correct our course of action. If our history is any indication, we have paid some expensive tuition, but we’ve made many more good decisions than bad. Our key objectives for 2025 are as follows: 1. Drive profitability and ensure effective capital deployment to meet long-term recurring revenue, defined net-income and return-on-equity (ROE) targets. 2. Strengthen our core businesses by enhancing customer satisfaction, expanding markets and diversifying product offerings. 3. Integrate NFS, Nelnet Bank and NDS corporate initiatives to drive asset growth. 4. Continue to build an engaged workforce by enhancing the work environment, benefits offerings and talent development. 5. Modernize and streamline our technology platforms to improve scalability, efficiency, resiliency and cybersecurity. We are very encouraged with our market position and the opportunities we have in front of us in 2025. Thank you for your continued trust and investment in Nelnet. Dream. Learn. Grow. // Closing | Jeffrey Noordhoek, Chief Executive Officer

2024 Letter to Shareholders | Page 11 Carine Strom Clark Matthew Dunlap Nelnet Board of Directors Michael Dunlap Preeta Bansal Kathleen Farrell David Graff Thomas Henning Kimberly Rath Nelnet Bank Board of Directors Michael Dunlap Timothy Tewes Connie Edmond Anthony Goins Crawford Cragun Jaime Pack Andrea Moss Adam Peterson Jona Van Deun

2024 Letter to Shareholders | Page 12 Forward-Looking and Cautionary Statements This letter to shareholders contains forward-looking statements within the meaning of federal securities laws. The words “anticipate,” “assume,” “believe,” “continue,” “could,” “ensure,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “scheduled,” “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this letter and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the company under existing and future servicing contracts with the Department, risks related to unfavorable contract modifications or interpretations, risks related to consistently meeting service requirements to avoid the assessment of penalties, and risks related to the company's ability to comply with agreements with third-party customers for the servicing of Federal Direct Loan Program, FFEL Program, private education, and consumer loans; loan portfolio risks, such as credit risk, prepayment risk, interest rate basis and repricing risk, risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFEL Program, private education, consumer, and other loans, or investment interests therein, and initiatives to purchase additional FFEL Program, private education, consumer, and other loans; financing and liquidity risks, including risks of changes in the interest rate environment; risks from changes in the terms of education loans and in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets; risks related to a breach of or failure in the company's operational or information systems or infrastructure, or those of third-party vendors, including disclosure of confidential or personal information and/or damage to reputation resulting from cyber-breaches; uncertainties inherent in forecasting future cash flows from student loan assets, including investment interests therein, and related asset-backed securitizations; risks related to use of artificial intelligence; risks related to the ability of Nelnet Bank to achieve its business objectives and effectively deploy loan and deposit strategies and achieve expected market penetration; risks related to the expected benefits to the company from its continuing investment in ALLO and Hudl, and risks related to solar tax equity investments, including risks of not being able to realize tax credits which remain subject to recapture by taxing authorities; risks and uncertainties related to other initiatives to pursue additional strategic investments (and anticipated income therefrom), including venture capital and real estate investments, reinsurance, acquisitions, solar construction, and other activities (including risks associated with errors that occasionally occur in converting loan servicing portfolios to a new servicing platform), including activities that are intended to diversify the company both within and outside of its historical core education-related businesses; risks and uncertainties associated with climate change; risks from changes in economic conditions and consumer behavior; risks related to the company's ability to adapt to technological change; risks related to the exclusive forum provisions in the company's articles of incorporation; risks related to the company's executive chairman's ability to control matters related to the company through voting rights; risks related to related party transactions; risks related to natural disasters, terrorist activities, or international hostilities; and risks and uncertainties associated with litigation matters and maintaining compliance with the extensive regulatory requirements applicable to the company's businesses, including changes to the regulatory environment from the change in presidential administration, and uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the company's consolidated financial statements. For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the SEC, including the most recent Form 10-K filed by the company with the SEC. All forward-looking statements in this letter are as of the date of this letter. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by law.